                                                                     EXHIBIT (n)






                          INDEPENDENT AUDITORS' CONSENT




We consent to the use in this Registration Statement of Eaton Vance Institutional Senior Floating-Rate Fund of our report dated February 11, 2000, relating to Eaton Vance Institutional Senior Floating-Rate Fund and of our report dated February 11, 2000, relating to Senior Debt Portfolio, which reports are included in the Annual Report to Shareholders for the year ended December 31, 1999, which is incorporated by reference in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectus and under the heading "Other Service Providers" in the Statement of Additional Information of the Registration Statement.




/s/ Deloitte & Touche LLP
-------------------------
    Deloitte & Touche LLP

Boston, Massachusetts
March 10, 2000